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                               UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              SCHEDULE 13D


               Under the Securities Exchange Act of 1934
                          (Amendment No. 1)*<F1>


                  Alexander & Alexander Services Inc.
                           (Name of Issuer)


                     Common Stock, $1.00 par value
                    (Title of Class of Securities)


                             014 476 105
                            (CUSIP Number)


         Peter R. Lockyer, Alexander Clay & Partners, 61 Brook Street,
                  London W1Y 2HN, 011-44-171-408-1600
       (Name, Address and Telephone Number of Person Authorized to
                  Receive Notices and Communications)


                          April 13, 1995
        (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

<F1> *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alan S. Fishman

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRE
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                        7     SOLE VOTING POWER

    NUMBER OF                 100,000
     SHARES
   BENEFICIALLY          8    SHARED VOTING POWER
    OWNED BY                     00
      EACH               9    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                      100,000
      WITH
                         10   SHARED DISPOSITIVE POWER
                                 00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     100,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                          [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.24

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ian S. Aitken

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)[ ]
                                                            (b)[x]
    See Item 2

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    00

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRE
    PURSUANT TO ITEMS 2(d) or 2(e)                             [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom

                         7     SOLE VOTING POWER
      NUMBER OF
       SHARES                  57,337
     BENEFICIALLY
       OWNED BY           8    SHARED VOTING POWER
         EACH                   00
       REPORTING          9    SOLE DISPOSITIVE POWER
        PERSON
         WITH                  57,337

                          10   SHARED DISPOSITIVE POWER
                               00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     57,337

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.14

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen L. Gooch

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]

     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                        7     SOLE VOTING POWER

    NUMBER OF                 45,626
     SHARES
  BENEFICIALLY          8     SHARED VOTING POWER
    OWNED BY                     00
      EACH              9     SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   45,626
      WITH
                        10    SHARED DISPOSITIVE POWER
                                   00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     45,626

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.11

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas M. Ross

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   90,626
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                     00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    90,626

                         10   SHARED DISPOSITIVE POWER
                                 00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     90,626

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.22

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Helen James

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                       10,920
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                       00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    10,920

                         10   SHARED DISPOSITIVE POWER
                                 00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,920

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.03

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Richard C. W. Strattan

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   71,487
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                       00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    71,487

                         10   SHARED DISPOSITIVE POWER
                              00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,487

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.17

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Maurice Dyson

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                           (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   50,000
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                     00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    50,000

                         10   SHARED DISPOSITIVE POWER
                              00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     50,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.12

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Simon C. Stoye

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER

    NUMBER OF                 57,337
     SHARES
  BENEFICIALLY           8    SHARED VOTING POWER
    OWNED BY                    00
      EACH               9    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   57,337
      WITH
                         10   SHARED DISPOSITIVE POWER
                               00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     57,337

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.14

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John E. Shepley

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
     NUMBER OF
     SHARES                   36,487
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                     00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    36,487

                         10   SHARED DISPOSITIVE POWER
                              00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     36,487

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.09

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Lynne Davis

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER

    NUMBER OF                 18,000
     SHARES
  BENEFICIALLY           8    SHARED VOTING POWER
    OWNED BY                      00
      EACH               9    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   18,000
      WITH
                         10   SHARED DISPOSITIVE POWER
                                00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.04

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John P. Woodhouse

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                        7    SOLE VOTING POWER

    NUMBER OF                47,337
     SHARES
  BENEFICIALLY          8    SHARED VOTING POWER
    OWNED BY                  00
      EACH              9    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                  47,337
      WITH
                        10   SHARED DISPOSITIVE POWER
                             00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     47,337

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.11

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jeremy D. Fisher

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                           [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   10,920
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                      00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    10,920

                         10   SHARED DISPOSITIVE POWER
                                00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,920

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.03

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen M. Riley

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   59,195
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                       00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    59,195

                         10   SHARED DISPOSITIVE POWER
                                  00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,195

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.14

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Stephen F. Yeo

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   79,000
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                      00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    79,000

                         10   SHARED DISPOSITIVE POWER
                              00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     79,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.19

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Peter R. Lockyer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom
                         7    SOLE VOTING POWER

    NUMBER OF                 55,000
     SHARES
  BENEFICIALLY           8    SHARED VOTING POWER
    OWNED BY                    00
      EACH               9    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                   55,000
      WITH
                         10   SHARED DISPOSITIVE POWER
                                 00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     55,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.13

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robert S. Thomson

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                             [ ]

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
                        7    SOLE VOTING POWER

    NUMBER OF                43,668
     SHARES
  BENEFICIALLY           8   SHARED VOTING POWER
    OWNED BY                     00
      EACH               9   SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                  43,668
      WITH
                         10  SHARED DISPOSITIVE POWER
                             00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,668

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.10

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nigel R. Bankhead

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                           (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                         7    SOLE VOTING POWER
    NUMBER OF
     SHARES                   44,844
  BENEFICIALLY
    OWNED BY             8    SHARED VOTING POWER
      EACH                      00
    REPORTING            9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    44,844

                         10   SHARED DISPOSITIVE POWER
                               00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     44,844

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.11

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 014 476 105              SCHEDULE 13D

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nigel Taylor

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)[ ]
                                                            (b)[x]
     See Item 2

3    SEC USE ONLY

4    SOURCE OF FUNDS*

     00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                            [ ]

6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

                        7    SOLE VOTING POWER
    NUMBER OF
     SHARES                  30,044
  BENEFICIALLY
    OWNED BY            8    SHARED VOTING POWER
      EACH                      00
    REPORTING           9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                   30,044

                        10   SHARED DISPOSITIVE POWER
                               00
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,044

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                           [ ]

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.07

14   TYPE OF REPORTING PERSON*

     IN
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

      This Amendment No. 1 to Statement on Schedule 13D (this "Amendment") relates to shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock") of Alexander & Alexander Services Inc. This Amendment is being filed to report the disposition of an aggregate amount of 1,120,900 of the 2,274,410 Shares reported in the original Statement on Schedule 13D filed December 9, 1993.


Item 4.           Purpose of Transaction

      1,120,900 Shares were sold on April 13, 1995 pursuant to Registration Statement No. 33-55081 on Form S-3. The number of Shares sold by each reporting person is indicated in such Registration Statement.


Item 5(e).        Interest in Securities of the Issuer

      On April 13, 1995, the reporting persons ceased to be the beneficial owners of more than 5% of Common Stock


Item 7.           Material to Be Filed As Exhibits


Exhibit 2   -     Power of Attorney executed by the Reporting Persons

                                   SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this Amendment is true, complete and correct.





    April 19, 1995                  /s/ Peter R. Lockyer

        Date Peter R. Lockyer, for himself and as attorney-in-fact for the following persons <F2>*:

                                          Alan S. FISHMAN
                                          Ian S. AITKEN
                                          Stephen L. GOOCH
                                          Thomas M. ROSS
                                          Helen JAMES
                                          Richard C. W. STRATTAN
                                          Maurice DYSON
                                          Simon C. STOYE
                                          John E. SHEPLEY
                                          Lynne DAVIS
                                          John P. WOODHOUSE
                                          Jeremy D. FISHER
                                          Stephen M. RILEY
                                          Stephen F. YEO
                                          Robert S. THOMSON
                                          Nigel R. BANKHEAD
                                          Nigel TAYLOR




<F2> *See Exhibit 2 for evidence of authority of Peter R. Lockyer and/or Nigel
Taylor to execute this Statement on behalf of the persons making this filing.

                                                                    Exhibit 2


THIS POWER OF ATTORNEY is made on 25 October 1994 by us the persons whose names and signatures appear below

WHEREAS:

(A) On 30th November 1993 we each acquired shares ("the Shares") of the Common Stock of $1.00 par value in Alexander & Alexander Services Inc.;

(B) We now wish to dispose of all or a portion of the Shares from time to time in one or more transactions on the New York Stock Exchange, The International Stock Exchange of Great Britain and the Republic of Ireland, Ltd., in block transactions, in privately negotiated transactions or through customary brokerage channels, in a public offering or in a combination of any such methods of sale, at prices and at terms prevailing at the time of sale or at prices related to the then current market price, or at negotiated prices, and in accordance with the Plan of Distribution as described in the Form S-3 of Alexander & Alexander Services Inc. as filed with the United States Securities and Exchange Commission on 16 August 1994 time (the "Permitted Methods of Share Sales")

NOW THIS DEED WITNESSES AS FOLLOWS:

WE each HEREBY APPOINT Peter Richard Lockyer of 112 Delaware Mansions, Delaware Road, London W9 2LJ, and Nigel Taylor of Flat 2, Longworth House, Woodhayes Road, Wimbledon, London SW19 4RJ, to be our attorneys (individually "our Attorney"), empowered to act individually or jointly, with full power to act, in the name and on the behalf of each of us for the purpose of:

(a) disposing or selling up to the aggregate number of the Shares registered in each of our names as set forth in Schedule A to this Power of Attorney through any Permitted Methods of Share Sale;

(b) executing and delivering any instruments, agreements or documents or issuing any instructions necessary to sell such Shares; and

(c) to take such other action and to do such other things, as the Attorney thinks necessary or appropriate in connection with the foregoing.

All acts done and documents executed or signed by our Attorney in good faith in the purported exercise of any power conferred by this Power of Attorney shall for all purposes be valid and binding on each of us and our respective successors and we each unconditionally agree to ratify any such action by our Attorney.

We each hereby unconditionally undertake to indemnify our Attorney and his successors against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise or purported exercise in good faith of any of the powers conferred by this Power of Attorney.

We each hereby unconditionally agree that our Attorney shall not be liable to us or any other person for any act or omission arising from the exercise or purported exercise in good faith of any of the powers conferred by this Power of Attorney.

This Power of Attorney shall, unless revoked earlier by notice in writing to each person appointed as our Attorney hereunder, remain in force for a period of 180 days from the date hereof but shall then cease to have effect.

This Power of Attorney shall be governed by, construed, applied and interpreted in accordance with English law.

IN WITNESS whereof these presents are executed and delivered as a deed on the date first above mentioned and is witnessed as set out below.

SIGNED and DELIVERED as a DEED             )
by ALAN SEYMOUR FISHMAN                    )
in the presence of:                        )    /s/ ALAN SEYMOUR FISHMAN



/s/ FIONA MELSOM               Witness

FIONA MELSOM                   Full Name

12 NORTH APPROACH              Address

MOOR PARK, NORTHWOOD

SECRETARY                      Occupation




SIGNED and DELIVERED as a DEED       )
by IAN SPENCER AITKEN                )
in the presence of:                  )     /s/ IAN SPENCER AITKEN


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED             )
by STEPHEN LEEDS GOOCH                     )
in the presence of:                        )     /s/ STEPHEN LEEDS GOOCH


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation




SIGNED and DELIVERED as a DEED       )
by THOMAS MACKENZIE ROSS             )
in the presence of:                  )     /s/ THOMAS MACKENZIE ROSS


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED       )
by HELEN JAMES                       )
in the presence of:                  )     /s/ HELEN JAMES


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation




SIGNED and DELIVERED as a DEED         )
by RICHARD CHARLES WEIR                )
STRATTAN in the presence of:           )    /s/ RICHARD CHARLES WEIR
STRATTAN


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED       )
by MAURICE DYSON                     )
in the presence of:                  )     /s/ MAURICE DYSON



/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation




SIGNED and DELIVERED as a DEED       )
by SIMON CRAIG STOYE                 )
in the presence of:                  )     /s/ SIMON CRAIG STOYE


/s/ LOUISE CANTWELL            Witness

LOUISE CANTWELL                Full Name

41 BENTINCK ROAD               Address

WEST DRAYTON

SECRETARY                      Occupation

SIGNED and DELIVERED as a DEED       )
by JOHN ERIC SHEPLEY                 )
in the presence of:                  )     /s/ JOHN ERIC SHEPLEY



/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation



SIGNED and DELIVERED as a DEED       )
by LYNNE DAVIS                       )
in the presence of:                  )     /s/ LYNNE DAVIS


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

I OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED        )
by JOHN PATRICK WOODHOUSE             )
in the presence of:                   )     /s/ JOHN PATRICK WOODHOUSE


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation



SIGNED and DELIVERED as a DEED             )
by JEREMY DAVID FISHER                     )
in the presence of:                        )     /s/ JEREMY DAVID FISHER


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED       )
by STEPHEN MARTIN RILEY              )
in the presence of:                  )     /s/ STEPHEN MARTIN RILEY


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation



SIGNED and DELIVERED as a DEED             )
by STEPHEN FRANCIS YEO                     )
in the presence of:                        )     /s/ STEPHEN FRANCIS YEO



/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED       )
by PETER RICHARD LOCKYER             )
in the presence of:                  )     /s/ PETER RICHARD LOCKYER


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation



SIGNED and DELIVERED as a DEED         )
by ROBERT STEPHEN THOMSON              )
in the presence of:                    )     /s/ ROBERT STEPHEN THOMSON


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

SIGNED and DELIVERED as a DEED             )
by NIGEL RAMSEY BANKHEAD                   )
in the presence of:                        )     /s/ NIGEL RAMSEY BANKHEAD


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation



SIGNED and DELIVERED as a DEED       )
by NIGEL TAYLOR                      )
in the presence of:                  )     /s/ NIGEL TAYLOR


/s/ KATHRYN WATSON             Witness

KATHRYN WATSON                 Full Name

1 OAKVIEW GARDENS              Address

EAST FINCHLEY, LONDON

TRAINEE SOLICITOR              Occupation

                                  Schedule A





Name                               Number of Shares

Ian S. Aitken                          30,000
Nigel R. Bankhead                      21,000
Lynne Davis                            69,337
Maurice Dyson                          86,487
Jeremy D. Fisher                       98,275
Alan S. Fishman                        87,525
Stephen L. Gooch                      125,000
Helen James                            98,275
Peter R. Lockyer                       42,337
Stephen M. Riley                       50,000
Thomas M. Ross                         80,000
John E. Shepley                       100,000
Simon C. Stoye                         35,000
Richard C.W. Strattan                  65,000
Nigel Taylor                           34,800
Robert S. Thomson                      43,669
John P. Woodhouse                      40,000
Stephen F. Yeo                         30,195